Exhibit 10.2

AMENDMENT TO GENERAL MILLS, INC.
SUPPLEMENTAL SAVINGS PLAN

Effective January 1, 2006, the General Mills, Inc. Supplemental Savings Plan is amended to provide that participants shall receive a single sum distribution of their entire benefit on the February 1 immediately following their separation from service, subject to the other provision of §409A of the Internal Revenue Code (for example, the six month delay imposed on specified employees under §409A(a)(2)(B)(i)).